Form 12b-25                                                          Page 1 of 3

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SEC 1344
(10-2002)     Persons who potentially are to respond to the collection of
Previous      information contained in this form are not required to respond
versions      unless the form displays a currently valid OMB control number.
obsolete
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                                                 |        OMB APPROVAL         |
                                                 |-----------------------------|
                        UNITED STATES            |OMB Number: 3235-0058        |
             SECURITIES AND EXCHANGE COMMISSION  |-----------------------------|
                   Washington, D.C. 20549        |Expires:  March 31, 2006   |
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                         FORM 12b-25             |Estimated average burden     |
                                                 |hours per response . . . 2.50|
                 NOTIFICATION OF LATE FILING      -----------------------------

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                                                 |SEC FILE NUMBER              |
                                                 |CUSIP NUMBER                 |
                                                  -----------------------------
(Check One) |X| Form 10-K   |_| Form 20-F   |_| Form 11-K   |_| Form 10-Q
|_| Form N-SAR

For Period Ended: December 31, 2004
|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

InfoSearch Media, Inc.
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Full Name of Registrant


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Former Name if Applicable

4086 Del Rey Avenue
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Address of Principal Executive Office (Street and Number)

Marina Del Rey, California 90292
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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Form 12b-25                                                          Page 2 of 3


      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
|X| prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant is not able to file its form 10-KSB for the period ended December 31, 2004 on the date required. The Registrant is in the process of preparing and reviewing the financial information and compiling and disseminating the information required to be included in the Form 10-KSB for the period ended December 31, 2004, as well as the completion of the required review of the Company's financial information, none of which could be completed by the date required without incurring undue hardship and expense. The Registrant expects to file its Form 10-KSB within the 15 calendar days provided by this extension.

                         (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


Steve Lazuka                (310)                       437-7380
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         (Name)                    (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              InfoSearch Media, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    March 29, 2005                   By   /s/ Frank Knuettel, II
     ----------------------------            -----------------------------------
                                             Frank Knuettel, II
                                             Chief Financial Officer

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Form 12b-25                                                          Page 3 of 3


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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